Exhibit 10.1

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (as the same may be from time to time amended or modified and including its exhibits and schedules, is defined herein as this “Agreement”) dated as of November 7 2025, is by and among Food Channel Amaze Company LLC, a Delaware limited liability company (“Purchaser”), Amaze Holdings, Inc., a Nevada corporation (“Parent”), Foodchannel.com LLC, a Missouri limited liability company (“Seller”), Solaris Media, Inc., a New York corporation (“Solaris”) and Intuience, LLC, a Missouri limited liability company (“Intuience” and, together with Solaris, the “Owners”). Seller and the Owners are referred to collectively herein as the (“Seller Parties”). Purchaser, Parent, Seller, and the Owners are referred to collectively herein as the “Parties.”

WHEREAS, the Owners own, beneficially and of record, all of the issued and outstanding securities of Seller;

WHEREAS, Purchaser desires to acquire the Acquired Assets (as defined herein) from Seller and Seller desires to sell to Purchaser the Acquired Assets, all as more particularly set forth in this Agreement;

WHEREAS, Purchaser desires to employ the Hired Employees (as defined below), all as more particularly set forth in this Agreement;

WHEREAS, in consideration of such sale and certain related restrictive covenants set forth herein, Parent will deliver to Seller the Purchase Price (as defined below), all as more particularly set forth in this Agreement;

WHEREAS, in consideration of the proceeds they will receive pursuant to the transactions contemplated hereby, the Seller Parties are willing to enter into certain Restrictive Covenants with Purchaser and Parent, as more fully set forth herein; and

WHEREAS, the Parties acknowledge that the Business is an asset-light digital media operation and that the purchase price has been calculated on a cash-free, debt-free basis with no post-Closing working-capital adjustment.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

ARTICLE I

PURCHASE AND SALE OF ASSETS

1.1. Acquired Assets. Subject to the terms and conditions of this Agreement, Seller shall sell, assign, and deliver to Purchaser, and Purchaser shall purchase, acquire and/or accept assignment from Seller of all of the assets used in the Business and all other assets otherwise specifically described below which relate to the Business (referred to collectively herein as the “Acquired Assets”) free and clear of all Liens:

(a) the Contracts set forth on Schedule 1.1(a) (the “Assumed Contracts”);

(b) all email contact lists, customer and vendor information specifically related to the Business including past transaction activity data and any other marketing materials;

(c) the right to receive and retain mail, e-mail, website lead forms and other communications relating to the Business or the Acquired Assets;

(d) all of the customer relationships and related goodwill, if any, related to or used in conjunction with the Business;

(e) the name “Food Channel” and any derivations of such name that are used in the ordinary course of the Business prior to the Closing;

(f) all Intellectual Property, systems, software and related licenses related to the Business;

(g) all fixed and tangible assets located at the office for the Business, including all servers and computer equipment, if any, set forth on Schedule 1.1(g) ;

(h) all applicable books, records, files, databases, plans, specifications, technical information, confidential information, price lists, promotional materials, advertising copy and data, sales records, service records, customer lists and files, and all other proprietary information related to the Business, including copies of the following papers and records in the Seller’s control: all financial records and files, personnel and labor relations records and employee benefits and compensation plans and records, if any, set forth on Schedule 1.1(h);

(i) all accounts receivable, notes receivable and other receivables of the Business existing as of Closing (as defined below), if any, set forth on Schedule 1.1(i);

(j) all items of inventory for the Business, if any, set forth on Schedule 1.1(j) ; and

(k) all rights, claims or causes of action of Seller against third parties in respect of any of the Acquired Assets, if any, set forth on Schedule 1.1(k).

1.2. Excluded Assets. The Acquired Assets shall not include (i) any of the assets set forth on Schedule 1.2, (ii) any asset of Seller that is not used in, or does not specifically relate to, the Business, or (iii) any other asset of Seller not included as an Acquired Asset under Section 1.1 (all such assets referred to collectively as the “Excluded Assets”), including, without limitation, all of Seller’s right, title and interest in and to the following:

(a) all Cash and bank accounts of Seller;

(b) Seller’s Certificate of Formation, taxpayer identification numbers, minute books and unit transfer books;

(c) all employee benefit plans of Seller;

(d) all insurance policies of Seller and prepaid expenses associated therewith; and

(e) any refunds or credits with respect to Taxes paid by Seller and/or Owners.

1.3. Assumption of Liabilities. Purchaser shall assume and satisfy or perform when due only the Liabilities of Seller with respect to performance obligations that arise and become due and payable following the Closing under the Assumed Contracts, but only to the extent that such Liabilities do not relate to or involve (i) any breach, default or violation by Seller (including, for the avoidance of doubt, any breach of a representation, warranty or covenant in this Agreement) or (ii) any other action, occurrence, facts, circumstances or event taking place on or prior to the Closing (the “Assumed Liabilities”). Other than the Assumed Liabilities, Purchaser shall not assume any Liabilities of Seller or any other Person of any kind, whether known or unknown, contingent, matured or otherwise, whether currently existing or hereafter created, whether or not relating to the Acquired Assets (the “Excluded Liabilities”).

1.4. The Closing. Upon the terms contained in this Agreement, the closing (“Closing”) of the sale and purchase of the Acquired Assets contemplated hereby shall take place by electronic transmission of the requisite documents to the respective offices of legal counsel for the Parties, on the date hereof or on any other date agreed to in writing between the Parties. The day of Closing is referred to hereinafter as the “Closing Date”. The Closing shall be deemed to be effective among the Parties for all purposes as of 12:01 a.m. eastern time on the Closing Date.

1.5. Payment of Consideration.

(a) The aggregate consideration for the Acquired Assets shall be (A) convertible notes convertible pursuant to the terms of the notes into shares of capital stock of Parent in accordance with their terms (the “Convertible Notes”) collectively having a value equal to $650,000, valued at the weighted average closing price of the Parent shares for the seven (7) day period prior to Closing as set forth on the NYSE American (the “Equity Consideration”), minus (B) the amount of Indebtedness, if any (such amount, the “Purchase Price”). Such Convertible Notes shall be in the form attached hereto as Exhibit A.

(b) At Closing, (i) Parent shall issue to Seller the Closing Equity Payment; (ii) Purchaser and Seller shall each pay their portion of the Transaction Expenses by wire transfer of immediately available funds as determined in writing prior to the Closing Date; and (iii) Purchaser shall pay, on behalf of Seller, all amounts necessary to discharge fully the then outstanding balance of all Indebtedness, if any, by wire transfer of immediately available funds to the account(s) designated by the holders of such Indebtedness as set forth in the payoff and lien release letters (if any are required) with respect to such Indebtedness (the “Release Letters”) if any, which have been delivered by the Seller to Purchaser prior to the Closing Date, and which specify the aggregate amount of Seller’s obligations in respect of such Indebtedness that are outstanding as of the Closing Date.

1.6. Seller Closing Deliveries. At the Closing, Seller shall deliver to Purchaser the following, duly executed as applicable:

(a) all necessary and proper instruments of transfer, including a bill of sale;

(b) an assignment and assumption agreement (the “Assignment and Assumption Agreement”);

(c) a certificate of the Secretary of Seller certifying: (i) the operating agreement of Seller as in effect immediately prior to the Closing, (ii) the Articles of Organization of Seller certified by the Secretary of State of the State of Missouri, and (iii) complete and correct copies of the resolutions of the members and/or board of managers of Seller authorizing the execution, delivery and performance of this Agreement and the other documents to be delivered pursuant hereto, and the consummation of the transactions contemplated hereby and thereby;

(d) a certificate of good standing of Seller from the state of such entity’s jurisdiction of organization, dated within five (5) Business Days of the Closing Date;

(e) the Consents set forth on Schedule 2.3(b);

(f) the Release Letters with respect to the loans to Seller and the discharge after Closing of all Liens, if any;

(g) an employment agreement between Purchaser and each of Gregory O’Connor and Scott Bobrow, duly executed by each such individual (the “Employment Letters”); and

(h) evidence of the change of name of Seller, to be filed with the Secretary of State of the State of Missouri upon Closing, to a name that does not contain “Foodchannel” or any derivations thereof.

1.7. Purchaser Closing Deliveries. At the Closing, Purchaser shall deliver to Seller the following, duly executed as applicable:

(a) a counterpart to the Assignment and Assumption Agreement;

(b) a counterpart to the Employment Letters; and

(c) complete and correct copies of the resolutions of the member and/or board of managers of Purchaser authorizing the execution, delivery and performance of this Agreement and the other documents to be delivered pursuant hereto, and the consummation of the transactions contemplated hereby and thereby.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER PARTIES

The Seller Parties represent and warrant to Purchaser as follows:

2.1. Organization and Corporate Power. Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Missouri. Seller has full power and authority to execute, deliver and perform this Agreement and the Related Agreements, and to consummate the transactions contemplated hereunder and thereunder.

2.2. Due Authorization and Ownership. This Agreement and the Related Agreements have been duly authorized, executed and delivered by the applicable Seller Party and constitutes or, when executed will constitute, a valid and legally binding agreement of each Seller Party, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency or other laws relating to creditors’ rights generally and by general equitable principles.

2.3. No Violation; Consents.

(a) The execution and performance by Seller of this Agreement and the Related Agreements does not and will not (i) violate any Order applicable to Seller, any of the Acquired Assets, or the Business; (ii) violate any applicable Law; or (iii) violate or conflict with, or result in a breach of, or result in the creation of any Lien upon any of the Acquired Assets under, any Contract to which Seller is a party or by which Seller or any of the Acquired Assets are bound.

(b) Except as set forth on Schedule 2.3(b), no consents or approvals of, or filings or registrations by Seller with, any Governmental Authority or any other Person are necessary in connection with the execution and performance of this Agreement, or the Related Agreements contemplated hereby by Seller and the consummation by Seller of the transactions contemplated hereby and thereby (the “Consents”).

2.4. No Material Adverse Effect. Since January 1, 2023, no Material Adverse Effect has occurred and is continuing and no event which, with the giving of notice or lapse of time or both, would become a Material Adverse Effect has occurred and is continuing.

2.5. Litigation. There is no action, suit, or proceeding pending or, to the Knowledge of the Seller, threatened against Seller in any court or before any Governmental Authority.

2.6. Business of the Seller. Since January 1, 2023, Seller has conducted the Business, in all material respects, in the ordinary course of business consistent with past practice, and there have been no material changes in its accounting methods or policies with respect to the Business.

2.7. Capitalization. The issued and outstanding ownership interests of Seller, and the record and beneficial owners thereof as of the Closing Date, are as set forth on Schedule 2.7. There are no issued, authorized or outstanding equity appreciation, phantom equity, profit participation, preemptive or similar rights with respect to Seller. There are no outstanding or authorized options, warrants, convertible securities or other arrangements of any character relating to any ownership interests in Seller or obligating the Seller to issue or sell any units, or any other interest, in Seller.

2.8. Real Property. Schedule 2.8 contains a correct and complete list of all real property leased or subleased by Seller with respect to the Business (the “Leased Real Property”) if any, and the agreements pursuant to which such Leased Real Property is leased or subleased (the “Leases”), if any. Seller represents herein that it does not own any real property.

2.9. Intellectual Property. Schedule 2.9 contains a correct and complete list of registered or applied for Intellectual Property owned by Seller and used in the operation of the Business, and any Intellectual Property licensed by it that is material to the operation of the Business. To the best of Seller’s Knowledge, Seller owns, free and clear of all Liens, or otherwise has the right to use, all material Intellectual Property used in the operation of its Business as currently conducted.

2.10. Material Contracts; Clients.

(a) Schedule 2.10(a) sets forth a correct and complete list of all Material Contracts, if any such contracts currently exist, to which Seller is a party specifically relating to the Business, or any of the Acquired Assets are bound. Except as set forth on Schedule 2.10, since January 1, 2024, no client of Seller has terminated its relationship with Seller or has given written notice to the effect that such client will terminate its relationship with Seller or will materially decrease the rate of purchasing from or to Seller, in each case, with respect to the Business, whether as a result of the consummation of the transactions contemplated hereby or otherwise.

(b) “Material Contract” means each of the following: (i) contracts involving consideration to the Seller in excess of $20,000 annually; (ii) contracts requiring payment by the Seller in excess of $10,000 annually; (iii) any contract with any Material Customer; (iv) any joint venture or partnership contract; (v) any employment agreement or independent contractor agreement; (vi) any contracts relating to Indebtedness or liens on the assets of the Seller; (vii) any contracts related to the license of Intellectual Property to the Seller (other than Shrinkwrap Licenses) or the license to third parties of any Intellectual Property owned by the Seller; and (viii) any contracts limiting or prohibiting the scope of the Seller’s business, including any contracts containing exclusivity or most-favored nation pricing.

(c) Schedule 2.10(c) sets forth the top 10 clients (each, a “Material Client”) of Seller for each of calendar years 2023 and 2024, including the associated revenue for each such Material Client. Except as set forth on Schedule 2.10(c), to the Knowledge of Seller, since January 1, 2023, no Material Client has given notice, in writing or by express oral statement, that such Material Client of Seller intends to terminate or materially reduce or change its engagement, volume or business relations with Seller.

2.11. Privacy Matters. Seller is and always has been in compliance with all applicable state and federal Laws regulating the Handling of Personal Information and/or confidential data, in all material respects. Seller has not experienced any security breaches or unauthorized access as it relates to such Personal Information and confidential data.

2.12. Employees. Schedule 2.12 sets forth a correct and complete list of all of Seller’s employees, consultants and independent contractors. Each person who provides services to Seller as a consultant, independent contractor or other service provider or who is classified by Seller as an employee, is properly classified with respect to employment status under applicable Law for all purposes. The execution of this Agreement or the events contemplated in this Agreement (either alone or in conjunction with any other event) will not trigger, or entitle any current or former employee, officer, director, independent contractor, or consultant of Seller to, any payments or benefits (including severance, unemployment compensation, change in control payments, or otherwise), acceleration of the time of payment or vesting of any benefit (including severance, unemployment compensation, change in control payments, or otherwise), increase in any benefits otherwise payable under any benefits plan, or any Tax or other liability payable by any benefits plan or by Seller.

2.13. Compliance with Laws. Seller is, and has been since January 1, 2022, in compliance in all material respects with all applicable Laws. All approvals, filings, permits and licenses of Governmental Authorities required to conduct the Business are in the possession of Seller and are in full force and effect.

2.14. Financial Statements.

(a) No officer, director (or equivalent) or employee of the Seller has reported to the Seller or any other Person any actual or alleged fraud or misconduct with respect to any of the Seller’s financial statements or the Seller’s books and records.

(b) The Seller maintains a system of internal accounting or management controls, which, considering the size and nature of its operations, is sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of the Financial Statements in accordance with the accounting principles applied on a consistent basis throughout and between the periods covered thereby and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorizations; and (iv) the recorded accountability for assets is compared with the existing assets when determined to be necessary, and appropriate action is taken with respect to any differences.

(c) Schedule 2.14(c) sets forth all of the Seller’s accounts receivable and notes receivable as of the Closing (including all rights of the Seller to payment for services rendered or goods supplied to customers), and all of the Seller’s accounts payable as of the Closing, in each case, related to the Business. Except as set forth on Schedule 2.14(c), all of the Seller’s accounts receivable and notes receivable related to the Business are (i) for sales actually made or services actually performed, (ii) reflected properly on the Seller’s books and records, and (iii) fully collectible in the ordinary course of business consistent with past practice (without resort to litigation or extraordinary collection activity) within ninety (90) days after the Closing Date at the aggregate recorded amounts thereof, less any reserves for doubtful accounts reflected on the Financial Statements. Except as set forth on Schedule 2.14(c), there is no contest, claim or right of set-off, other than returns in the ordinary course of business consistent with past practice, under any contract with any account debtor of an account receivable relating to the amount or validity of such account receivable. All of the Seller’s accounts payable related to the Business are (A) for sales actually made or services actually performed, and (B) reflected properly on the Seller’s books and records.

(d) Seller does not maintain any deposit or securities accounts or any safety and deposit boxes that are dedicated to, or used solely in, the Business.

(e) Seller does not have any outstanding liabilities or obligations with respect to the Business other than liabilities and obligations (i) included or disclosed in the Financial Statements, (ii) incurred in the ordinary course of business consistent with past practice since the date of the Latest Balance Sheet, (iii) consisting of Transaction Expenses, (v) liabilities to the extent included in the computation of Indebtedness as of the Closing, (vi) disclosed on Schedule 2.14(c), or (vii) which would not, individually or in the aggregate, be material to Seller.

(f) Seller does not have any Indebtedness other than as set forth on Schedule 2.14(f).

(g) A list of the sellable inventory of the Business is set forth on Schedule 2.14(g) and is correct and complete in all material respects.

2.15. Tangible Assets. Except as set forth on Schedule 2.15, Seller has good and marketable title to or a valid leasehold interest in all of the Acquired Assets, free and clear of all Liens.

2.16. Entire Interest. No Affiliate of Seller or any other Person holds any right, title or interest in any of the Acquired Assets. The Acquired Assets are adequate to conduct the Business as currently conducted.

2.17. Tax Matters.

(a) Seller has complied with all laws applicable to Seller relating to Taxes (including applicable provisions of the Code, Treasury Regulations thereunder, and any other U.S. federal, state or local, or non-U.S. laws, statutes or other similar requirements enacted by a Governmental Authority with respect to Taxes (collectively, “Tax Laws”)). Except as set forth on Schedule 2.17, Seller has timely filed all Tax returns required to be filed by it or in accordance with all applicable Tax Laws. Except as set forth on Schedule 2.17, all such Tax returns were true, correct, and complete in all respects. All Taxes of Seller due and payable with respect to any Tax returns, or otherwise payable by Seller have been timely paid.

(b) Seller has timely and properly withheld or collected (i) all required amounts from payments to its employees, agents, contractors, nonresidents, members, lenders, and other persons and (ii) all sales, use, ad valorem, and value added Taxes. Seller has timely remitted all such Taxes to the proper Governmental Authority in accordance with all applicable Tax Laws.

(c) There are no Liens for Taxes upon any property of Seller except for Liens for current Taxes not yet due and payable.

(d) The Seller parties represent that (a) no United States real property interests are being transferred in connection with this asset purchase agreement and (b) none of the Seller parties or the owners of the Seller Parties are foreign investors as defined under the Foreign Investment in Real Property Tax Act of 1980 (FIRPTA) income tax withholding rules, as the same may be amended from time to time.

2.18. Broker’s Fees. The Seller Parties have no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Purchaser could become liable or obligated.

2.19. Interpretation of Disclosure Schedules. Any matter in any section of the Disclosure Schedules shall be deemed disclosed for all purposes under this Agreement to the extent such disclosure is reasonably apparent on its face.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller Parties as follows:

3.1. Organization and Corporate Power. Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Purchaser has full power and authority to execute, deliver and perform this Agreement and the Related Agreements, and to consummate the transactions contemplated hereunder and thereunder.

3.2. Authorization. This Agreement and the Related Agreements have been duly authorized, executed and delivered by Purchaser and constitutes or, when executed will constitute, a valid and legally binding agreement of Purchaser, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency or other Laws relating to creditors’ rights generally and by general equitable principles.

3.3. No Breach. The execution and performance by Purchaser of this Agreement and the Related Agreements will not violate or conflict with any provision of the Certificate of Formation of Purchaser; nor do such actions constitute a default of or require the consent or approval under any agreement or instrument to which Purchaser is a party, or require Purchaser to obtain the approval or consent of any Governmental Authority; nor will such actions materially violate any applicable Law presently applicable to Purchaser.

3.4. Broker’s Fees. Purchaser has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller Parties could become liable or obligated.

3.5. Exclusive Representations. Purchaser acknowledges that, in making its decision to enter into the transactions contemplated in this Agreement, Purchaser has relied solely on its own investigation and the express representations and warranties of Seller and Owners set forth in this Agreement. Purchaser acknowledges and agrees that Seller and Owners have not made, and do not make, any representations and warranties other than those expressly set forth in this Agreement.

3.6. Compliance. Parent is current with all required SEC filings and is in good standing with the NYSE American.

ARTICLE IV

COVENANTS AND AGREEMENTS

4.1. Confidentiality. Each Seller Party acknowledges that, following the Closing, the Confidential Information will be owned by Purchaser and will continue to be valuable and proprietary to the Business and agrees to keep the Confidential Information confidential and not to divulge or make use of, or allow any of its Affiliates to divulge or make use of, the Confidential Information; provided, however, that in no event shall the foregoing preclude the right of any Party to disclose any Confidential Information which it may be required by Law to disclose.

4.2. Noncompetition; Non-Solicitation.

(a) The Seller Parties hereby acknowledge that the Seller Parties are familiar with the Business’ trade secrets and with other Confidential Information. The Seller Parties acknowledge and agree that Purchaser would be irreparably damaged if they were to provide services to or otherwise participate in the business of any Person competing with Purchaser in a similar business (defined as an online food/beverage/culinary media business) and that any such competition by the Seller Parties would result in a significant loss of goodwill by Purchaser. The Seller Parties further acknowledge and agree that the covenants and agreements set forth in this Section 4.2 were a material inducement to Purchaser to enter into this Agreement and to perform its obligations hereunder, and that neither Purchaser nor any of its members would obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the parties hereto if any Seller Party breached the provisions of this Section 4.2. Therefore, the Seller Parties agree, in further consideration of the amounts to be paid for the Acquired Assets, that until the one (1)-year anniversary of the Closing Date each Seller Party shall not (and shall cause its Affiliates not to) directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, or in any other manner engage anywhere in the Restricted Territory in any business engaged directly or indirectly in a Competitive Business within the Restricted Territory. Notwithstanding the foregoing, (i) nothing shall prohibit a Person or any of such Person’s Affiliates from having a passive ownership interest of any publicly-traded entity whose securities have been registered under the Securities Act or Section 12 of the Exchange Act, so long as neither such Person nor any of such Person’s Affiliates participates in any way in the management, operation or control of such publicly traded entity. For purposes of this Agreement, “Restricted Territory” with respect to any Seller Party shall mean the United States of America. The Seller Parties acknowledge that Purchaser’s business has been conducted or is presently proposed to be conducted throughout the Restricted Territory and that the geographic restrictions set forth above are reasonable and necessary to protect the goodwill of Purchaser’s business. Notwithstanding anything to the contrary herein, the Seller Parties may continue to operate Solaris Media Inc. in a manner substantially similar to the manner in which such business has been conducted as of the date hereof.

(b) Mutual Non-Disparagement. Each Party shall refrain from making negative or derogatory statements about the other or its personnel.

(c) The Seller Parties agree that until the five (5)-year anniversary of the Closing Date, the Seller Parties shall not (and each Seller Party shall cause its Affiliates not to) directly, or indirectly through another Person, (i) induce or attempt to induce any employee of Purchaser to leave the employ of Purchaser, or in any way interfere with the relationship between Purchaser and any employee thereof (including, for the avoidance of doubt, any Hired Employee), (ii) hire any person who was an employee of Purchaser at any time during the twelve (12) month period immediately prior to the date hereof (including any Hired Employee), or (iii) for so long as the Seller Parties have continuing obligations under Section 4.2(a), induce or attempt to induce any customer, supplier, payor, referral source or other business relation of Seller as of Closing to cease doing business with Purchaser or any of its Affiliates with respect to the Business, or in any way interfere with the relationship with respect to the Business between any such customer, supplier, payor, referral source or business relation and Purchaser or any of its Affiliates (including making any negative statements or communications about Purchaser or any of its Affiliates).

(d) Each Seller Party agrees that it shall not (and each Seller Party shall cause its Affiliates not to) make any negative or derogatory statement or communication regarding Purchaser or any of its Affiliates or employees with the intent to harm Purchaser or any of its Affiliates.

(e) If, at the time of enforcement of the covenants contained in this Section 4.2 (the “Restrictive Covenants”), a court shall hold that the duration, scope or the Restricted Territory stated herein are unreasonable under circumstances then existing, the Parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by Law.

(f) If any Seller Party or any of its Affiliates breaches, or threatens to commit a breach of, any of the Restrictive Covenants, Purchaser shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to Purchaser or any of its Affiliates at Law or in equity: the right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to Purchaser or such Affiliate and that money damages would not provide an adequate remedy to Purchaser or such Affiliate.

(g) In the event of any breach or violation by any Seller Party or any of its Affiliates of any of the Restrictive Covenants, the time period of such covenant shall be tolled until such breach or violation is resolved.

(h) Scope of term “Competitive Business”. For clarity, the term “Competitive Business” means an online culinary-media content property substantially similar to the Business as conducted on the Closing Date. For further clarity, nothing restricts any Seller Party from (i) holding passive investments in a publicly traded company as mentioned above, or (ii) engaging in any business as long as the business engaged in is not a Competitive Business.

4.3. Consents Not Obtained at Closing.

(a) To the extent any Contract is not capable of being assigned without the consent or waiver of the other party thereto or any third party (including any Governmental Authority), or if such assignment or attempted assignment would constitute a breach thereof or a violation of any Law or Order, this Agreement shall not constitute an assignment or an attempted assignment of such Contract. Seller shall use all commercially reasonable efforts, and Purchaser shall cooperate to obtain any consents or waivers necessary to convey to Purchaser all Assumed Contracts intended to be included in the Acquired Assets. If any such consents or waivers are not obtained with respect to any Contract, this Agreement shall constitute an equitable assignment by Seller to Purchaser of all of Seller’s rights, benefits, title and interest in and to such Contract, to the extent permitted by Law, and Purchaser shall be deemed to be Seller’s agent for the purpose of completing, fulfilling and discharging all of Seller’s rights and liabilities arising after the Closing Date under such Contract, and Seller shall take all necessary steps and actions to provide Purchaser with the benefits of such Contract.

(b) Following the Closing, the Purchaser shall have a right to any and all monies paid under an Assumed Contract (or a Contract equitably assigned pursuant to Section 4.3(a)) or in relation to any Acquired Asset. To the extent the Seller or any of its Affiliates receive any such monies or other funds at any time following the Closing, the Seller shall pay, or cause its Affiliate to pay, such monies and funds (in the same form received by the Seller or such Affiliate) to the Purchaser no later than five (5) Business Days after receiving such monies or funds.

4.4. Consulting Arrangements.

(a) Purchaser shall offer consulting arrangements to all of the principals of Seller listed on Schedule 4.4 (the “Offered Contractors”) that are involved in the Business, subject to satisfactory completion of any of Purchaser’s standard pre-proposal contractor processes. Any Offered Contractors who accept a consulting arrangement with Purchaser (the “Independent Contractors”) shall become independent contractors of Purchaser effective as of the Closing Date. Except with respect to any future written employment agreement Purchaser may enter into with any Independent Contractor, the Independent Contractor arrangements shall be “at will” unless otherwise agreed. As set forth on Schedule 4.4 at the Closing, only the individuals listed on that Schedule are anticipated to become independent contractors of the Purchaser. The Independent Contractors shall not be considered or deemed to be agents of the Company.

(b) Seller shall be solely responsible for any withholding Taxes, employment Taxes, severance claims or any other claims, causes of action or Liabilities that relate to or arise out of (i) any Hired Employee’s employment with Seller prior to the Closing Date or (ii) any other employee’s employment with Seller at any time, whether prior to, on or after the Closing Date.

(c) Following the Closing, the Parties shall reasonably cooperate in all matters reasonably necessary to effectuate the transfer of employment of the Hired Employees and to consummate the transactions contemplated by this Section 4.4.

4.5. Tax Matters.

(a) Seller, at its sole cost and expense, shall (i) prepare all Tax returns of the Seller (the “Seller Prepared Returns”), and (ii) timely pay all Taxes that are shown as payable with respect to any Seller Prepared Returns. It is agreed that no later than 180 days of Closing the Seller shall file and/or amend all tax returns for Foodchannel.com for the years 2020 through 2025.

(b) All federal, state, local, non-U.S. transfer, excise, sales, use, ad valorem, value added, registration, stamp, recording, property and similar Taxes or fees applicable to, imposed upon, or arising out of the transfer of the Acquired Assets or any other transaction contemplated by this Agreement, if any, and all related interest and penalties (collectively, “Transfer Taxes”) shall be paid by the Seller.

(c) Purchaser and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Business, the Acquired Assets and Assumed Liabilities (including access to books and records) as is reasonably necessary for the filing of all Tax returns, the making of any election relating to Taxes, the preparation for any audit by any Governmental Authority, and the prosecution or defense of any action relating to any Tax. Any expenses incurred in furnishing such information or assistance shall be borne by the Party requesting it.

(d) All Taxes on the Acquired Assets for taxable periods beginning before, and ending after, the Closing Date (the “Straddle Period”), if any, shall be prorated between the Purchaser and the Seller as of the close of business on the Closing Date. The Seller shall be responsible for all such Taxes on the Acquired Assets accruing under such daily proration methodology during any period up to the Closing Date. The Purchaser shall be responsible for all such Taxes with respect to the Acquired Assets accruing under such daily proration methodology during any period beginning on the Closing Date. If the amount of any Taxes for the period including the Closing Date is not known as of the Closing, the apportionment of such Taxes shall be made at Closing on the basis of the prior period’s Taxes. After Closing, upon any Taxes becoming due for the period including the Closing Date, adjustments to the apportionment shall be made by the Seller and the Purchaser, so that if the Seller on one hand, or the Purchaser on the other hand, paid more than their or its proper share at the Closing, the other Party shall promptly reimburse the paying Party or Parties for the excess amount paid by them. Notwithstanding anything herein to the contrary, the Purchaser shall prepare all Tax returns with respect to the Taxes described in this Section 4.5(d).

(e) Within one hundred and eighty (180) days of the Closing Date, Purchaser shall provide to Seller a proposed schedule allocating the purchase price (including applicable Assumed Liabilities) among the Acquired Assets (the “Purchase Price Allocation Schedule”). The Purchase Price Allocation Schedule will be prepared in accordance with the applicable provisions of the Code (the “Allocation Principles”). Seller shall have the right to review and reasonably comment on such allocation and the Allocation Principles utilized, and the Parties shall work together in good faith to mutually agree upon the final Purchase Price Allocation Schedule. The Parties hereto shall make appropriate adjustments to the Purchase Price Allocation Schedule to reflect changes in the Purchase Price, should any change occur. The Parties hereto agree for all Tax reporting purposes to report the transactions in accordance with the agreements herein, the Allocation Principles and the Purchase Price Allocation Schedule, as adjusted pursuant to the preceding sentence, and to not take any position during the course of any audit or other proceeding inconsistent with the agreements as to Tax treatment, the Allocation Principles or the Purchase Price Allocation Schedule, as adjusted pursuant to the preceding sentence unless required by a determination of the applicable governmental body that is final. Seller and Buyer agree to execute IRS Form 8594 in a manner consistent with the Purchase Price Allocation Schedule.

ARTICLE V

SURVIVAL; INDEMNIFICATION

5.1. Survival. All representations and warranties contained in this Agreement will survive the Closing Date for a period of twelve (12) months following the Closing Date; provided, however, that (a) the representations and warranties set forth in Section 2.1 (Organization and Corporate Power), Section 2.2 (Due Authorization and Ownership), Section 2.3 (No Violation; Consents), Section 2.7 (Capitalization); Section 2.15 (Tangible Assets), the first sentence of Section 2.16 (Entire Interest), Section 2.17 (Tax Matters), Section 2.18 (Broker’s Fees), Section 3.1 (Organization and Corporate Power), Section 3.2 (Authorization), Section 3.3 (No Breach) and Section 3.4 (Broker’s Fees) shall survive until the expiration of the statute of limitations applicable to the underlying matter (after giving effect to any waiver, tolling, extension or mitigation thereof) (the representations and warranties referred to in this clause (a), the “Fundamental Representations”). The covenants and agreements of a party set forth in this Agreement which by their terms contemplate actions or impose obligations following the Closing shall survive the Closing and remain in full force and effect in accordance with their terms.

5.2. Indemnification by Purchaser. Purchaser agrees to indemnify the Seller Parties against, and agrees to hold each of them harmless from, any and all Losses incurred or suffered by them arising out of or relating to any of the following:

(a) any breach of or any inaccuracy in any representation or warranty made by Purchaser or Parent pursuant to this Agreement;

(b) any breach of or failure by Purchaser or Parent to perform any covenant or obligation of Purchaser or Parent set out or contemplated in this Agreement; and

(c) the Assumed Liabilities.

5.3. Indemnification by the Seller Parties. The Seller Parties, jointly and severally, agree to indemnify Purchaser, Parent and their respective Affiliates (the “Purchaser Indemnified Parties”) against, and agree to hold the Purchaser Indemnified Parties harmless from, any and all Losses incurred or suffered by such Purchaser Indemnified Party arising out of or relating to any of the following:

(a) any breach of or inaccuracy in any representation or warranty made by the Seller Parties pursuant to this Agreement;

(b) any breach of or failure by a Seller Party to perform any covenant or obligation of any Seller Party set out or contemplated in this Agreement;

(c) any Indebtedness or Transaction Expenses, in each case, to the extent not included in the payments made pursuant to Section 1.5(b); and

(d) the Excluded Liabilities, including all Tax Liabilities of any Seller Party whether or not such Liabilities arise from the disclosure set forth on Schedule 2.17.

5.4. Limitations.

(a) Other than with respect to any indemnification claim made for Losses related to the Fundamental Representations, fraud or intentional misrepresentation, (i) the Seller Parties will not have any indemnification payment obligations under Section 5.3(a) for Losses in excess of the Holdback Amount in the aggregate (the “Non-Fundamental Cap”); and (ii) Purchaser will not have any indemnification payment obligations under Section 5.2(a) for Losses in excess of the Non-Fundamental Cap.

(b) (b) Other than with respect to any indemnification claim made for Losses related to fraud or intentional misrepresentation, (i) the maximum aggregate liability of the Seller Parties to the Purchaser Indemnified Parties for all Losses for which the Purchaser Indemnified Parties are entitled to indemnification under Section 5.3(a) with respect to breaches or inaccuracies of Fundamental Representations, shall be equal to the Purchase Price (the “Fundamental Cap”); and (ii) the maximum aggregate liability of the Purchaser to the Seller Parties for all Losses for which a Seller Party is entitled to indemnification under Section 5.2(a) with respect to breaches or inaccuracies of Fundamental Representations, shall be equal to the Fundamental Cap.

(c) No Special Damages. Neither Party shall be liable for any exemplary, punitive, or diminution-in-value damages arising under this Agreement.

(d) Any indemnification amount due to a Purchaser Indemnified Party pursuant to the terms of this Article V shall be satisfied via set-off against the Holdback Amount; provided, that if there is no remaining Holdback Amount, any indemnification amount due to a Purchaser Indemnified Party shall be by wire transfer of immediately available funds from Seller Parties to an account designated by Purchaser in writing; and, provided, further, that any indemnification amounts due to a Purchaser Indemnified Party hereunder arising from fraud or intentional misrepresentation shall be satisfied, at Purchaser’s option, either via set-off against any remaining Holdback Amount or by wire transfer of immediately available funds from Seller Parties to an account designated by Purchaser in writing. Any shares of capital stock of Parent remaining in the Holdback Amount on the twelve (12) month anniversary of the Closing Date shall be released to Seller, minus the aggregate amount of any outstanding indemnification claims made by a Purchaser Indemnified Party on or prior to such twelve (12) month anniversary.

ARTICLE VI

MISCELLANEOUS

6.1. Expenses. The Parties shall each pay their own respective expenses (including the fees and expenses of their respective agents, representatives, counsel and accountants) incidental to the preparation, negotiation, and consummation of this Agreement and the transactions contemplated hereby.

6.2. Notices. Any notice, request, demand or other communication given by any Party under this Agreement (each a “notice”) shall be in writing, may be given by a Party or its legal counsel, and shall be deemed to be duly given (i) when personally delivered, or (ii) upon delivery by an internationally recognized express courier service which provides evidence of delivery, or (iii) when three (3) days have elapsed after its transmittal by registered or certified mail, postage prepaid, return receipt requested, addressed to the Party to whom directed at that Party’s address as it appears below or another address of which that Party has given notice, or (iv) when delivered by facsimile transmission if a copy thereof is also delivered in person or by overnight courier, or (v) on the date of transmission if sent by electronic mail if a copy is also delivered in person or by overnight courier.

If to Seller or Owners, to:

Solaris Media, Inc.

c/o Trinity Holdings, Inc.

50 Stewart Avenue

Huntington, NY 11743

Attention: Gregory O’Connor

E-mail: Gregoc@solarisentertainment.com

Solaris Media, Inc.

c/o Ascott Group Inc.

2504 Navarra Drive, Ste. 206

Carlsbad, CA 92009

Attention: Scott Boborow

E-mail: Scottb@solarisentertainment.com

Intuience, LLC

2215 W. Chesterfield Blvd.

Springfield, MO 65807

Attention: Robert B. Noble

E-mail:

With a copy to (which shall not constitute notice)

Zanicorn International Ltd.

10671 Roselle St., Ste. 200

San Diego, CA 92121

Attention: Mary Bielaska

E-mail: mary.bielaska@zanicorn.com

If to Purchaser, to:

Food Channel Amaze Company LLC

2901 West Coast Highway, Suite 200

Newport Beach, CA 92663

Attention: Aaron Day

E-mail: aaron@amaze.co

with a copy to (which shall not constitute notice):

Mercer Oak LLC

29 North Ada Street

Chicago, IL 60607
Attn: T.J. Dammrich

Email: tj@merceroaklaw.com

6.3. Governing Law. This Agreement shall be exclusively interpreted and governed by the Laws of the State of Delaware, without regard to its conflict of law provisions.

6.4. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument.

6.5. Further Assurances. Each of the Parties shall execute such documents and other papers and take such further actions as may be required to carry out the provisions hereof and the transactions contemplated hereby, including for the purpose of vesting Purchaser with full right, title and interest in, to and under, and/or possession of all of the Acquired Assets, including such assets owned by any Person (other than Seller) that is an Affiliate of Seller.

6.6. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition and unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

6.7. Dispute Resolution; Binding Arbitration. If any dispute, controversy, or claim arises in connection with the performance or breach of this Agreement, either Party may, upon written notice to the other Party, request facilitated negotiations. Such negotiations shall be assisted by a neutral facilitator acceptable to both Parties and shall require the best efforts of the Parties to discuss with each other in good faith their respective positions and, respecting their different interests, to finally resolve such dispute. The facilitation conducted may be in person or virtual. Each Party may disclose any facts to the other or to the facilitator that it, in good faith, considers necessary to resolve the dispute. However, all such disclosures will be deemed in furtherance of settlement efforts and will not be admissible in any subsequent litigation against the disclosing party. Except as agreed by both Parties, the facilitator shall keep confidential all information disclosed during negotiations. The facilitator shall not act as a witness in any subsequent arbitration or litigation between the parties. Such facilitated negotiations shall conclude within sixty days from receipt of the written notice, unless extended by mutual consent. The Parties may also agree at any time to terminate or waive facilitated negotiations and elect more formal binding arbitration proceedings as set forth below. The costs incurred by each party in such negotiations will be borne by it; the fees and expenses of the facilitator, if any, shall be borne equally by the Parties. If any dispute, controversy, or claim arises in connection with the performance or breach of this Agreement and cannot be resolved by facilitated negotiations (or the Parties agree to waive that process), then such dispute, controversy, or claim shall be settled by formal arbitration. The arbitration proceeding shall take place in Orange County, California, unless the Parties agree to a different locale. The proceeding shall be governed by the provisions of the United States Arbitration Act, more commonly known as the Federal Arbitration Act (FAA) or, by the laws of the state in which the proceeding is to take place. In any arbitration instituted hereunder, the proceedings shall proceed in accordance with the then current Rules of the American Arbitration Association (AAA), except that no pre-hearing discovery shall be permitted unless specifically authorized by the arbitrator. Such arbitration shall be conducted before a single arbitrator mutually agreed on by the parties or pursuant to AAA Rules for the appointment of an arbitrator. The arbitrator shall have no authority to award non-monetary or equitable relief, and any monetary award shall not include punitive damages. The confidentiality provisions applicable to facilitated negotiation shall also apply to arbitration. The award issued by the arbitrator may be confirmed in a judgment by any federal or state court of competent jurisdiction should the Parties wish to request this; however, the decision of any arbitrator shall be final and binding on the Parties. All reasonable costs of both Parties, as determined by the arbitrators, including but not limited to (1) the costs, including reasonable travel disbursements if any of the arbitrator; and (2) the fees and expenses of the AAA and the arbitrator; shall be borne equally by the Parties. The costs, including reasonable attorneys’ fees for both Parties, necessary to confirm the award in court, shall be borne entirely by the Party requesting such confirmation (to be designated by the arbitration panel in the award) and may not be allocated between the parties by the arbitration panel unless both Parties agree.

ARTICLE VII

DEFINITIONS

Definitions. The following terms shall have the following meanings for purposes of this Agreement.

“Affiliate” as applied to any Person, shall mean (a) any other Person directly or indirectly controlling, controlled by, or under common control with, that Person or (b) any director or executive officer with respect to such Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise, and such “control” will be presumed if any Person owns 10% or more of the voting capital stock or other ownership interests, directly or indirectly, of any other Person.

“Business” shall mean an online platform for creators and consumers focused on culinary content.

“Business Day” means any day other than a Saturday, Sunday or day on which banks are permitted or required to close in the States of Nevada or Missouri.

“Cash” means cash and cash equivalents, including marketable securities, short-term investments and undeposited checks and monies.

“Closing Equity Payment” means the Equity Consideration minus (a) the amount of the Indebtedness, minus (b) the Holdback Amount.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” shall mean any information concerning the Acquired Assets that is not generally available to the public; provided, that information that is or becomes generally available to the public, other than by disclosure by Seller Parties, shall not constitute “Confidential Information”.

“Contract” shall mean any contract, lease, commitment, sales order, purchase order, agreement, indenture, mortgage, note, bond, instrument, plan or license.

“Convertible Note” shall have the meaning ascribed to that term in Section 1.5(a).

“Governmental Authority” shall mean the government of the United States or any foreign country or any state or political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and other quasi-governmental entities established to perform such functions.

“Handling” means the receipt, access, acquisition, collection, compilation, use, storage, processing, transmission, safeguarding, security, disposal, destruction, disclosure, sale, licensing, rental or transfer of information.

“Holdback Amount” means shares of capital stock of Parent with a value equal to $65,000.00, valued at the weighted average closing price of the Parent shares for the seven (7) day period prior to Closing as set forth on the NYSE American.

“Indebtedness” means, with respect to the Business, as of immediately prior to Closing, without duplication: (a) all indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (b) any indebtedness evidenced by any note, bond, debenture or other debt security, (c) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade liabilities and other current liabilities incurred in the ordinary course of business consistent with past practice which are not more than ninety (90) days past due), (d) any commitment by which a Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (e) any indebtedness guaranteed in any manner by a Person (including guarantees in the form of a Contract to repurchase or reimburse), (f) any obligations under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss, (g) any indebtedness secured by a Lien on a Person’s assets, (h) in respect of deferred compensation for services (including any payroll Taxes arising therefrom) or any unfunded or underfunded benefit Liability with respect to any employee benefit plan, (i) any unaccrued and unused vacation, sick leave or paid time off, unaccrued and unpaid bonuses and commissions relating to the period of time prior to Closing and the employer portion of any employment or payroll Taxes related thereto, (j) all indebtedness for or in respect of deferred revenue, customer deposits and similar obligations, and (k) accrued interest to the day immediately prior to the Closing Date in respect of any obligations described in the foregoing clauses (a) through (j) of this definition and all premiums, penalties, charges, fees, expenses and other amounts due in connection with the payment and satisfaction in full of such obligations which will be paid or prepaid (or become payable) at the Closing.

“Intellectual Property” means any or all of the following: (i) copyrights; (ii) trade names and trademarks and all goodwill associated therewith; (iii) patents and applications therefor; and (iv) inventions (whether or not patentable), know-how, trade secrets, proprietary information, algorithms, designs, drawings, prototypes, business methods, processes, discoveries, ideas, formulae, manufacturing techniques, specifications, and engineering data.

“Knowledge” means, with regard to the Seller, the actual knowledge, after due inquiry, of Gregory O’Connor, Robert Noble and Scott Bobrow.

“Law” shall mean any law, statute, regulation, ordinance, rule, rule of common law, order, decree, judgment, consent decree, settlement agreement or governmental requirement enacted, promulgated, entered into, agreed or imposed by any Governmental Authority, including state, federal and foreign criminal and civil laws and/or related regulations.

“Liabilities” shall mean any debt, claim, obligation or liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether matured or unmatured, whether liquidated or unliquidated and whether due or to become due), including those arising under any Law or Contract and including any liability for Taxes.

“Lien” shall mean, with respect to any property or asset, any security interest, lien, charge, mortgage, deed, assignment, pledge, hypothecation, encumbrance, servitude, easement, encroachment, lease or sublease, restriction, claim, judgment, option, right of first offer, right of first refusal or interest of another Person of any kind or nature.

“Losses” shall mean all Liabilities, losses, costs, damages, Taxes, penalties or expenses (including reasonable attorneys’ fees and expenses and costs of investigation and litigation).

“Material Adverse Effect” means any circumstance, change, event, transaction, loss, failure, effect, or other occurrence, whether individually or in the aggregate with any other circumstance, change, event, transaction, loss, failure, effect or other occurrence, which is or is reasonably likely to be materially adverse to the business, operations, prospects, properties, or conditions (financial or otherwise) of Seller; provided, however, that “Material Adverse Effect” shall not include any of the above attributable to (a) changes in the general conditions affecting the industry in which the Business operates or (b) changes in the general economic, legislative, regulatory, business or political conditions of the United States.

“Order” shall mean any judgment, order, direction, decree, stipulation, injunction, writ, charge or other restriction of any Governmental Authority.

“Person” shall mean an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a Governmental Authority (or any department, agency, or political subdivision thereof).

“Personal Information” means any information of or about a Person that (a) under Law or Contract requires protection requirements, (b) under Law or Contract requires any Person to be notified if such information is lost, misused, wrongly accessed, wrongly acquired or compromised; (c) alone or in combination with other information can be used to identify an individual Person; or (d) constitutes any health or other sensitive information of an individual Person.

“Related Agreements” shall mean all agreements, instruments and documents executed and delivered under this Agreement or in connection herewith.

“Shrinkwrap Licenses” shall mean licenses of commercially available, unmodified, mass-marketed software used solely for the internal use of Seller.

“Tax” or “Taxes” shall mean any federal, state, local, or foreign taxes, charges, fees, duties, levies, or other assessments, including gross income, net income, gross receipts, net receipts, capital gains, gross proceeds, net proceeds, ad valorem, profits, license, payroll, employment, excise, severance, stamp, lease, occupation, equalization, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property (whether tangible or intangible), unclaimed or abandoned property, gaming, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax, charges or fees of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not.

“Transaction Expenses” means all fees and expenses incurred in connection with the transactions contemplated by this Agreement by Seller or Owners for which Seller may be responsible.

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IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement on the day and year first above written.

PURCHASER:

FOOD CHANNEL AMAZE COMPANY LLC

By:	/s/ Aaron Day Name: Aaron Day Title: Manager

PARENT:

AMAZE HOLDINGS, INC.

By:	/s/ Aaron Day Name: Aaron Day Title: CEO

SELLER:

FOODCHANNEL.COM LLC

By:	/s/ Gregory O’Connor Name: Gregory O’Connor Title: Managing Partner

OWNERS:

SOLARIS MEDIA, INC.

By:	/s/ Gregory O’Connor Name: Gregory O’Connor Title: Managing Partner

INTUIENCE, LLC

By:	/s/ Robert B. Noble Name: Robert B. Noble Title: Member

Exhibit A

Form of Convertible Note to be Annexed Hereto